SEC 2069
(11-01)
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                        UNITED STATES                 OMB APPROVAL
              SECURITIES AND EXCHANGE COMMISSION      -------------------------
                     Washington, D.C. 20549           OMB Number: 3235-0167
                            FORM 15                   -------------------------
                                                      Expires: October 31, 2004
                                                      -------------------------
                                                      Estimated average burden
                                                      hours per response..1.50
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number 	33-72106
                                           -------------------------------------


    	           The Forecast Group "Registered Tradename", L.P.
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            (Exact name of registrant as specified in its charter)


	10670 Civic Center Drive, Rancho Cucamonga, California 91730
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


 	                  11 3/8% Senior Notes, Due 2000
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           (Title of each class of securities covered by this Form)


        	                     None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule l2g-4(a)(1)(i)	X	        Rule l2h-3(b)(l)(i)	X
Rule l2g-4(a)(1)(ii)		        Rule 12h-3(b)(1)(ii)
Rule l2g-4(a)(2)(i)		        Rule l2h-3(b)(2)(i)
Rule l2g-4(a)(2)(ii)		        Rule l2h-3(b)(2)(ii)
 		                          Rule l5d-6	 	X

Approximate number of holders of record as of the certification or notice date:

 		None
            -----

Pursuant to the requirements of the Securities Exchange Act of 1934, The Forecast Group "Registered Tradename", L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 17, 2002                    By:  /s/ James P. Previti
                                               ---------------------
                                                   James P. Previti,
                                                   Chief Executive Officer
                                                   and President

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SF1:455283.1